Exhibit 2.3

AGREEMENT FOR PURCHASE AND SALE
OF
PARTNERSHIP INTEREST
IN
PORTLAND NATURAL GAS TRANSMISSION SYSTEM,
 A MAINE GENERAL PARTNERSHIP
by and between
TCPL PORTLAND INC., as SELLER
and
TC PIPELINES INTERMEDIATE LIMITED PARTNERSHIP, as BUYER

MAY 3, 2017

i

ii

AGREEMENT FOR PURCHASE AND SALE
OF
PARTNERSHIP INTEREST
IN
PORTLAND NATURAL GAS TRANSMISSION SYSTEM
 A MAINE GENERAL PARTNERSHIP
THIS AGREEMENT FOR PURCHASE AND SALE OF PARTNERSHIP INTEREST (this "Agreement"), is executed as of this 3rd day of May, 2017, by and between TCPL PORTLAND INC., a Delaware corporation ("Seller") and TC PIPELINES INTERMEDIATE LIMITED PARTNERSHIP, a Delaware limited partnership ("Buyer").  Seller and Buyer are sometimes referred to herein individually as a "Party" and collectively as the "Parties."
WITNESSETH:
WHEREAS, Seller owns an 11.81% partnership interest in Portland Natural Gas Transmission System, a Maine general partnership ("PNGTS");
WHEREAS, TC PipeLines, LP, a Delaware limited partnership ("MLP"), owns a 98.9899% limited partnership interest in Buyer and TC Pipelines GP, Inc. (the "General Partner") owns a 1.0101% general partnership interest in Buyer.
WHEREAS, the Conflicts Committee  (the "Conflicts Committee") of the Board of Directors of the General Partner, in its capacity as the General Partner of the Buyer and in its capacity as the General Partner of the MLP, has (i) received an opinion of Evercore Group L.L.C., the financial advisor to the Conflicts Committee (the "Financial Advisor"), that the aggregate consideration to be paid by the MLP in connection with the transactions contemplated hereby and under the Iroquois Agreement (as defined herein) is fair to the MLP and its common unitholders (other than the General Partner (as defined herein) and its Affiliates (as defined herein)) from a financial point of view, (ii) determined that the Transaction Agreements (as defined herein) and the transactions contemplated thereby are fair and reasonable to, and in the best interests of, the MLP and the common unitholders of the MLP (other than the General Partner and its Affiliates), (iii) granted "Special Approval" with respect to the transactions contemplated by the Transactions Agreements on the terms and conditions set forth therein, and (iv) recommended that the Board of Directors of the General Partner approve the Transaction Agreements and the transactions contemplated thereby; and
WHEREAS, the Board of Directors of the General Partner has approved the Transaction Agreements and transactions contemplated thereby.
WHEREAS, Buyer desires to purchase and acquire, and Seller desires to sell and assign, the entirety of such interest in PNGTS (the "PNGTS Interest") pursuant to the terms and conditions set forth in this Agreement;
NOW, THEREFORE, in consideration of the premises and the mutual covenants herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
 SALE AND PURCHASE
Section 1.01 Agreement to Sell and to Purchase PNGTS Interest.
At the Closing, and on the terms and subject to the conditions set forth in this Agreement, Seller shall sell, assign and deliver to Buyer, and Buyer shall purchase and accept from Seller, the PNGTS Interest.
Section 1.02 Purchase Price.
The purchase price to be paid by Buyer to Seller for the PNGTS Interest (the "Purchase Price") shall equal the Closing Payment, adjusted in accordance with Section 1.03.
Section 1.03 Working Capital Adjustment.
(a) Within ninety (90) days after the Closing, Seller shall prepare and deliver to Buyer a written statement (the "Working Capital Adjustment Statement"), together with supporting work papers with respect to the calculation of the amounts set forth therein, which reflects the Working Capital as of the Effective Time for PNGTS.  Buyer agrees to cooperate with Seller in connection with the preparation of the Working Capital Adjustment Statement and related information, and shall provide to Seller and Seller's representatives such books, records and information relating to PNGTS during normal business hours, as may be reasonably requested from time to time by Seller or its representatives, to the extent Buyer has access thereto.
(b) Buyer may dispute the Working Capital Adjustment Statement and the items reflected therein; provided, however, that Buyer shall notify Seller in writing of any disputed amounts, and provide a reasonably detailed description of the basis of such dispute, within ninety (90) days after Buyer's receipt of the Working Capital Adjustment Statement.  In the event of such a dispute, the Parties shall attempt to reconcile their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the Parties.  If the Parties are unable to reach a resolution of any such differences within ninety (90) days after Seller's receipt of Buyer's written notice of dispute, the Parties shall submit the amounts remaining in dispute for determination and resolution to the Independent Accounting Firm, which shall be instructed to determine and report to the Parties, within ninety (90) days after such submission, a resolution of such remaining disputed amounts, and such resolution shall be final, binding and conclusive on the Parties with respect to the remaining amounts disputed.  The Independent Accounting Firm shall only resolve the disputed amounts by choosing the amounts submitted by Buyer or Seller or amounts in between.  The fees and disbursements of the Independent Accounting Firm shall be shared equally by Buyer, on the one hand, and Seller, on the other hand.  For the avoidance of doubt, the Working Capital Adjustment Statement and the amounts reflected thereon shall be deemed to be modified to the extent of any changes thereto that become final, binding and conclusive on the Parties based on mutual agreement or a determination of the Independent Accounting Firm in accordance with this Section 1.03(b).

(c) Within five (5) Business Days after the earliest to occur of (i) a mutual written agreement of the Parties with respect to the Working Capital Adjustment Statement, (ii) the termination of the ninety (90) day period described in Section 1.03(b) if Buyer does not provide a notice of dispute within such period as provided therein, and (iii) the final determination of all such disputed amounts in accordance with Section 1.03(b), (A) if Working Capital as of the Effective Time exceeds the Estimated Working Capital, Buyer shall pay Seller 11.81% of the amount of such excess, and (B) if Working Capital as of the Effective Time is less than the Estimated Working Capital, Seller shall pay to Buyer 11.81% of the amount of such deficiency.  All payments made pursuant to the previous sentence shall be paid together with interest thereon for the period commencing on the Effective Time through the date of payment, calculated at the Prime Rate in effect on the Closing Date, in cash by wire transfer of immediately available funds.
Section 1.04 Time and Place of the Closing.
Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the Houston offices of Vinson & Elkins L.L.P. at 10:00 a.m., local time, on the 30th day of June, 2017, provided that all of the conditions to each Party's obligations hereunder have been satisfied or waived (other than conditions to be satisfied at the Closing), or at such other place or time as the Parties may agree.  The date and time at which the Closing actually occurs is hereinafter referred to as the "Closing Date."  Other than with respect to those matters that are effective or applicable as of the Effective Time as expressly provided herein, the Closing shall be effective for all purposes as of 12:01 a.m. Eastern time on July 1, 2017.
Section 1.05 Closing Statement; Closing Payment.
(a) On or before the Business Day prior to Closing, Seller shall deliver to Buyer a statement (the "Closing Statement") setting forth the Estimated Working Capital. The Closing Statement shall be prepared by Seller in good faith and be accompanied by reasonably detailed supporting documentation.
(b) At the Closing, Buyer shall pay and satisfy the Closing Payment by making payment to Seller in cash, by wire transfer in accordance with wiring instructions that shall be provided by Seller at least three (3) Business Days before Closing, in an amount equal to the Closing Payment.
Section 1.06 Deliveries by Seller.
At the Closing, Seller shall deliver or cause to be delivered to Buyer the following:
(a)	the Assignment and Assumption Agreement, duly executed by Seller;
(b)	the Partnership Agreement Amendment, duly executed by Seller (to the extent Seller's execution thereof is required by Buyer or any other party thereto);

(c)
if James Eckert is replaced as the President of PNGTS prior to Closing, an assignment of a 1% nominee interest held in PNGTS OpCo from James Eckert to the new President of PNGTS, duly executed by James Eckert;

(d)
a properly completed and an executed certificate of non-foreign status satisfying the requirements of Treasury Regulation Section 1.1445-2(b)(2) with respect to Seller (substantially in the form attached hereto as Exhibit A);

(e) a properly completed and executed Internal Revenue Service Form W-9 with respect to Seller;
(f) evidence satisfactory to the Buyer acting reasonably of the receipt of the consents, authorizations, approvals, notices, filings and registrations described on Schedule 2.03(b);
(g) a certificate, dated as of the Closing Date and signed by a duly authorized officer of the Seller, certifying that the conditions set forth in Section 5.03(a) have been satisfied;
(h) a certificate of the secretary or assistant secretary of the Seller, dated as of the Closing Date: (A) (1) certifying as to and attaching the resolutions adopted by the Seller authorizing the Transaction Agreements and transactions contemplated thereby, and (2) attaching a certificate of good standing (or equivalent certificate) of the Seller, issued within 15 days prior to the Closing Date by the Secretary of State (or equivalent Governmental Authority) of the Seller's jurisdiction of organization; and (B) certifying as to the authorization of the officers of the Seller executing documents in connection with the Transaction Agreements and transactions contemplated thereby; and
(i)	such other agreements, documents, instruments and writings as are expressly required to be delivered by Seller at or prior to the Closing Date pursuant to this Agreement.
Section 1.07 Deliveries by Buyer.
At the Closing, Buyer shall deliver or cause to be delivered to Seller, or its designate, the following:
(a)	the Closing Payment;
(b)	the Assignment and Assumption Agreement, duly executed by Buyer;
(c)	the Partnership Agreement Amendment, duly executed by Buyer;
(d) if James Eckert is replaced as the President of PNGTS prior to Closing, an assignment of a 1% nominee interest held in PNGTS OpCo from James Eckert to the new President of PNGTS, duly executed by such individual;

(e)
if requested by Seller, an amendment to the Debt Service Reserve Backup Guaranty to clarify coverage of the increase in Buyer's interest in PNGTS from and after Closing, in form and substance satisfactory to Seller, reasonably acceptable to Buyer;

(f)	any documents Seller may request Buyer to deliver, to the extent such documents are required by the PNGTS Partnership Agreement or reasonably requested by the management committee of PNGTS; and
(g)	such other agreements, documents, instruments and writings as are expressly required to be delivered by Buyer at or prior to the Closing Date pursuant to this Agreement.
ARTICLE II
 REPRESENTATIONS AND WARRANTIES OF SELLER
Seller represents and warrants to Buyer that the statements contained in this Article II are correct and complete as of the date hereof, except as set forth in the Schedules.
Section 2.01 Organization and Qualification.
Seller (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (b) has all requisite corporate power and authority to own and operate its business as presently conducted, and (c) is duly qualified as a foreign corporation and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except for such failures to be so qualified as a foreign corporation as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 2.02 Authorization; Validity and Effect of Transaction Agreements.
Seller has the requisite power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Transaction Agreements by Seller and the performance of its obligations hereunder and thereunder and the consummation of all of the transactions contemplated hereby and thereby have been (or, with respect to those Transaction Agreements to be delivered at the Closing, will, at or prior to the Closing, be) duly authorized by the Board of Directors (and, if required, shareholders) of Seller and by all other necessary corporate action, and no other proceedings are (or will be) necessary for Seller to authorize this Agreement or the other Transaction Agreements and the transactions contemplated hereby and thereby.  This Agreement and the Transaction Agreements have been (or, with respect to those Transaction Agreements to be delivered at the Closing, will at or prior to the Closing, be) duly and validly executed and delivered by Seller and constitute (or will constitute) legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

Section 2.03 No Conflict; Required Filings and Consents.
(a) Neither the execution and delivery by Seller of this Agreement and the Transaction Agreements, nor the performance by Seller of its obligations hereunder or thereunder, nor the consummation of the transactions contemplated hereby and thereby, will: (i) conflict with, or result in the breach of, any provision of the organizational documents of Seller; (ii) violate any Applicable Laws; or (iii) except as set forth on Schedule 2.03(a), conflict with or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, suspension, modification or acceleration of any obligation or any increase in any payment required by, or the impairment, loss or forfeiture of any benefits, rights or privileges under, or the creation of a Lien on any assets pursuant to (any such conflict, violation, breach, default, right of termination, cancellation or acceleration, loss, forfeiture or Lien, a "Violation") any Contract (A) to which Seller or PNGTS is a party, (B) by which Seller or PNGTS or any of their respective assets or properties are bound or affected, or (C) pursuant to which Seller or PNGTS is entitled to any rights or benefits, except for such Violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
(b) Except as set forth on Schedule 2.03(b), and except for the filings by Seller and Buyer required by the HSR Act and the expiration or earlier termination of all waiting periods under the HSR Act, no consent, approval, authorization, exemption or waiver of or permit from, or declaration, filing or registration with, any Governmental Authority or any other Person is required to be made or obtained by Seller or PNGTS in connection with the execution, delivery and performance of this Agreement or the other Transaction Agreements or the consummation of the transactions contemplated hereby or thereby, except where the failure to obtain such consent, approval, authorization, permit or declaration or to make such filing or registration would not reasonably be expected to have a Material Adverse Effect.
Section 2.04 Ownership and Delivery of the PNGTS Interest.
Seller is the legal and beneficial owner of the PNGTS Interest.  Except as set forth on Schedule 2.04, at the Closing, Seller will transfer good and valid title to the PNGTS Interest to Buyer, free and clear of any and all Liens.  Except as expressly provided in the PNGTS Partnership Agreement, to Seller's Knowledge, there are (i) no authorized or outstanding subscriptions, warrants, options, convertible securities or other rights (contingent or otherwise) to purchase or otherwise acquire from PNGTS any equity interests of or in PNGTS, (ii) no commitments on the part of PNGTS to issue membership interests, shares, subscriptions, warrants, options, convertible securities or other similar rights, and (iii) no equity securities of PNGTS reserved for issuance for any such purpose. PNGTS has no obligation (contingent or other) to purchase, redeem or otherwise acquire any of its equity securities or interests. To Seller's Knowledge, except as expressly provided in the PNGTS Partnership Agreement and in this Agreement, there is no voting trust or agreement, stockholders agreement, pledge agreement, buy-sell agreement, right of first refusal, preemptive right or proxy relating to any equity securities of PNGTS. There are no outstanding subscriptions, options, warrants, calls, rights, commitments, arrangements, understandings or agreements of any character affecting Seller's right to transfer the PNGTS Interest as contemplated herein. The PNGTS Interest has been duly authorized and is validly issued, fully paid and nonassessable.

Section 2.05 No Brokers.
Seller does not have any liability to pay any compensation to any broker, finder or agent with respect to the transactions contemplated hereby for which MLP, Buyer or PNGTS could be liable or that could result in any Lien on the PNGTS Interest.
Section 2.06 Legal Proceedings.
There are no actions or proceedings pending or, to the Knowledge of Seller, threatened, against Seller before any court, arbitrator or Governmental Authority acting in an adjudicative capacity which, if adversely determined, would prohibit or restrain or allow recovery of damages for the execution, delivery or performance by Seller of this Agreement or the Transaction Agreements or any of the transactions contemplated hereby or thereby.  Neither Seller nor PNGTS is subject to any outstanding judgments, rules, orders, writs, injunctions or decrees of any court or Governmental Authority which would prohibit or restrain the execution, delivery or performance by Seller of this Agreement, the Transaction Agreements or any of the transactions contemplated hereby or thereby.
Section 2.07 Absence of Certain Changes.
Except as set forth on Schedule 2.07, to Seller's Knowledge, since December 31, 2016: (a) PNGTS  has not incurred any liabilities or obligations, fixed, contingent, accrued or otherwise that are of the type that are required to be set forth on a balance sheet prepared in accordance with GAAP (except for liabilities and obligations incurred in the ordinary course of business, which are not Material); (b) PNGTS has conducted the Business, in all Material respects, in the ordinary course; and (c) no event, occurrence or other matter has occurred that would reasonably be expected to have a Material Adverse Effect.
Section 2.08 Intercompany Matters.
Except for the Transaction Agreements or as set forth in Schedule 2.08, there are no intercompany contracts or other arrangements between PNGTS, on the one hand, and Seller or its other Affiliates, on the other hand, that (a) cannot be terminated by PNGTS upon notice of thirty (30) days or less and (b) would subject PNGTS to any obligations or liabilities, or otherwise bind PNGTS subsequent to the Closing.
ARTICLE III
 REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to Seller as follows:
Section 3.01 Organization and Qualification of Buyer.
Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of Delaware.  Buyer has all requisite limited partnership power and authority to own and operate its business as presently conducted.  Buyer is duly qualified as a foreign limited partnership and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except for such failures to be so qualified as would not reasonably be expected to have a material adverse effect on Buyer.

Section 3.02 Authorization; Validity and Effect of Transaction Agreements.
Buyer has the requisite limited partnership power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the other Transaction Agreements by Buyer and the performance by it of its obligations hereunder and thereunder and the consummation of all of the transactions contemplated hereby and thereby have been (or, with respect to those Transaction Agreements to be delivered at the Closing, will, at or prior to the Closing, be) duly authorized by Buyer's general partner and by all other necessary corporate and limited partnership action on the part of Buyer and its general partner, and no other proceedings are (or will be) necessary for Buyer to authorize this Agreement or the other Transaction Agreements and the transactions contemplated hereby and thereby.  This Agreement and the other Transaction Agreements to which Buyer is a party have been (or, with respect to those Transaction Agreements to be delivered at the Closing, will, at or prior to the Closing, be) duly and validly executed and delivered by Buyer and constitute (or will constitute) legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law).
Section 3.03 No Conflict; Required Filings and Consents Applicable to Buyer.
(a) Neither the execution and delivery by Buyer of this Agreement or the other Transaction Agreements to which it is a party, nor the performance by Buyer of its obligations hereunder or thereunder, nor the consummation of the transactions contemplated hereby or thereby, will: (i) conflict with, or result in the breach of, any provision of its certificate of limited partnership or limited partnership agreement or any other governing or organizational document of Buyer, or the certificate of incorporation or bylaws of its general partner; (ii) violate any Applicable Law; or (iii) conflict with or result in any Violation of any Contract (A) to which Buyer is a party, (B) by which Buyer or any of its assets or properties is bound or affected or (C) pursuant to which Buyer is entitled to any rights or benefits, except for such Violations which would not reasonably be expected to have a material adverse effect on Buyer.
(b) Except for the filings by Seller and Buyer required by the HSR Act and the expiration or earlier termination of all waiting periods under the HSR Act, no consent, approval, authorization, exemption or waiver of or permit from, or declaration, filing or registration with, any Governmental Authority or any other Person is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement or the other Transaction Agreements or the consummation of the transactions contemplated hereby or thereby, except where the failure to obtain such consent, approval, authorization, permit or declaration or to make such filing or registration would not reasonably be expected to have a material adverse effect on Buyer.

Section 3.04 No Brokers.
Buyer has no liability to pay any compensation to any broker, finder or agent with respect to the transactions contemplated hereby based upon arrangements made by or on behalf of Buyer for which Seller or PNGTS could be liable.
Section 3.05 Legal Proceedings Relating to Buyer.
There are no actions or proceedings pending or, to Buyer's knowledge, threatened against Buyer before any court or Governmental Authority acting in an adjudicative capacity, which, if adversely determined, would prohibit or restrain the execution, delivery or performance of this Agreement or the other Transaction Agreements or any of the transactions contemplated hereby or thereby.  Buyer is not subject to any outstanding judgments, rules, orders, writs, injunctions or decrees of any court or Governmental Authority which would prohibit or restrain the execution, delivery or performance of this Agreement, the other Transaction Agreements or any of the transactions contemplated hereby or thereby.
Section 3.06 Acquisition for Investment.
Buyer has such knowledge and experience in financial and business matters that Buyer is capable of evaluating the merits and risks of the investment contemplated by this Agreement and making an informed investment decision with respect thereto. Buyer is acquiring the PNGTS Interest for Buyer's own account for investment only and not with a view to, or any present intention of, effecting a distribution of the PNGTS Interest in violation of the Securities Act.  Buyer acknowledges that the PNGTS Interest has not been registered under the Securities Act or the securities laws of any state or other jurisdiction and cannot be disposed of except in accordance with the Securities Act and any applicable state laws.  Buyer is an accredited investor (within the meaning of Regulation D promulgated under the Securities Act).
Section 3.07 No Other Representations; Waiver of Implied Warranties.
Except as provided in Article II of this Agreement, Seller has not made and does not make any other representations or warranties as to the PNGTS Interest, PNGTS, the Business or any matter or thing affecting or relating to PNGTS or its business, operations, assets, properties, liabilities, financial condition, results of operation or other affairs.  Buyer hereby waives, to the extent permitted by law, any implied warranty applicable to the transactions contemplated hereby (including any implied warranty of merchantability or fitness for a particular purpose).  Buyer acknowledges that it has had the opportunity to conduct its own independent investigation, analysis and evaluation of the PNGTS Interest, PNGTS and the Business.
ARTICLE IV
 COVENANTS OF THE PARTIES
Section 4.01 Expenses.
Except as otherwise provided in this Agreement, Buyer and Seller shall be solely responsible for their respective expenses and costs incurred in connection with the execution and performance of this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby.

Section 4.02 Access to Information by Buyer.
Seller shall grant Buyer reasonable access during normal business hours to all books and records concerning PNGTS which Seller has in its possession or control, as Buyer deems reasonably necessary or advisable in connection with the consummation of the transactions contemplated hereby; provided that such access shall not materially interfere with normal operations of Seller, PNGTS or any of their respective Affiliates.
Section 4.03 Information Pending the Closing Date.
During the period commencing on the date hereof and ending on the Closing Date, Seller will, after obtaining Knowledge thereof, give notice to Buyer of any event or occurrence which would reasonably be expected to have a Material Adverse Effect, which would reasonably be expected to be Material to PNGTS or the Business, or which would reasonably be expected to cause Seller to breach any representation, warranty or covenant of Seller contained in this Agreement.
Section 4.04 Disputes.
In the event of a Dispute, upon the written request (a "Request") of any Party to this Agreement, the matter shall immediately be referred to senior officers of each Party designated by such Party for resolution.  The designated senior officers shall meet immediately and attempt in good faith to negotiate a resolution of the Dispute.  If the Parties are unable to resolve the Dispute within fifteen (15) Business Days after receipt by a Party of a Request, then either Party may seek any legal avenue available under this Agreement to resolve the Dispute.
Section 4.05 Commercially Reasonable Efforts.
Each Party shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Agreements as soon as reasonably practicable, including such actions or things as any Party hereto may reasonably request in order to cause any of the conditions to any other Party's obligation to consummate such transactions specified in Article V to be fully satisfied, and as promptly as is reasonably practicable cooperate with and furnish information to each other in connection with any requirements imposed upon any of them with respect thereto.
Section 4.06 Regulatory Approvals.
(a) Seller and Buyer shall file or cause to be filed with the Federal Trade Commission and the United States Department of Justice any notifications required to be filed under the HSR Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated by this Agreement as promptly as practicable after the date of this Agreement.  The Parties shall consult with each other as to the appropriate time of filing such notifications and shall use their best efforts to make such filings at the agreed upon time, to respond promptly to any requests for additional information made by either of such agencies, and to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of filing.

(b) As promptly as practicable, the Seller and Buyer shall make all filings and notifications with all Governmental Authorities, if any, that may be or may become reasonably necessary, proper or advisable under this Agreement and Applicable Laws to consummate and make effective the transactions contemplated under this Agreement.
(c) Buyer and Seller shall equally share the filing fees and associated costs, including legal fees, in connection with the foregoing provisions of this Section 4.06.
Section 4.07 Schedules.
(a) Any information disclosed by any Party hereto pursuant to any Schedule hereto shall be deemed to be disclosed to the other Party for all purposes of this Agreement and the Transaction Agreements for which such disclosure is reasonably apparent.  Neither the specification of any dollar amount or any item or matter in any provision of this Agreement or any Transaction Agreement nor the inclusion of any specific item or matter in any Schedule hereto or thereto is intended to imply that such amount, or higher or lower amounts, or the item or matter so specified or included, or other items or matters, are or are not Material, and no Party shall use the fact of the specification of any such amount or the specification or inclusion of any such item or matter in any dispute or controversy between the Parties as to whether any item or matter is or is not Material for purposes of this Agreement or any Transaction Agreement.  Neither the specification of any item or matter in any provision of the Agreement or any Transaction Agreement nor the inclusion of any specific item or matter in any Schedule hereto or thereto is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no Party shall use the fact of the specification or the inclusion of any such item or matter in any dispute or controversy between the Parties as to whether any item or matter is or is not in the ordinary course of business for purposes of this Agreement or any Transaction Agreement.
(b) Each Party shall from time to time prior to or at the Closing, supplement or amend any Schedule hereto to correct any matter which would constitute a breach of any representation, warranty, covenant or obligation contained herein.  No such supplement or amendment shall be deemed to cause fulfilment of a condition for purposes of Section 5.02(a) or Section 5.03(a) (as applicable).  If, however, a Party waives a condition that, due to any such supplement or amendment made by the other Party, would not have been fulfilled, and Closing occurs, such supplement and amendment relating to matters arising after the date hereof will be effective to cure and correct for all purposes any inaccuracy in or breach of any representation, warranty, covenant or obligation which would have existed if the relevant Party had not made such supplement or amendment.

ARTICLE V
 CONDITIONS PRECEDENT
Section 5.01 Conditions to Obligation of Each Party to Close.
The respective obligations of each Party to effect the transactions contemplated hereby shall be subject to the satisfaction or waiver (by both Parties) on or prior to the Closing Date of all of the following conditions:
(a) No Orders.  No statute, rule, regulation, executive order, decree, ruling, permanent injunction or other permanent order shall have become effective (and final and nonappealable) permanently restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement or the other Transaction Agreements.
(b) HSR Act.  The waiting period under the HSR Act applicable to the consummation of the transactions contemplated hereby shall have expired or been terminated.
(c) Partnership Agreement Amendment.  The Partnership Agreement Amendment shall have been executed by all of the parties thereto other than Seller and Buyer.
(d) Ratings Reaffirmation.  No earlier than 30 days before Closing, the ratings on the Notes (as defined in the Note Purchase Agreement) shall have been reaffirmed, by Standard & Poor's Rating Services, after consideration of the effect of the transactions contemplated by this Agreement, as being equal to (without the addition of any negative qualification, such as "having a negative outlook" or "being on negative watch") or higher than the then-current ratings on the Notes.
Section 5.02 Conditions to Seller's Obligation to Close.
Seller's obligation to effect the transactions contemplated hereby shall be subject to the satisfaction or waiver (by Seller) on or prior to the Closing Date of all of the following conditions:
(a) Representations and Warranties; Covenants. The representations and warranties of Buyer contained in Article III shall be true and correct in all material respects (except where such representations and warranties are already modified by materiality, in which case, such representations and warranties shall be true and correct in all respects) on and as of the date of execution of this Agreement and on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on, as of and with reference to such time, and Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Buyer at or prior to the Closing Date.  Buyer shall have delivered a certificate to Seller at Closing attesting to these matters.
(b) Delivery of Closing Documents. Buyer shall have delivered to Seller each of the items specified in Section 1.07.

Section 5.03 Conditions to Buyer's Obligation to Close.
Buyer's obligation to effect the transactions contemplated hereby shall be subject to the satisfaction or waiver (by Buyer) on or prior to the Closing Date of all of the following conditions:
(a) Representations and Warranties; Covenants.  The representations and warranties of Seller contained in Article II shall be true and correct in all material respects (except where such representations and warranties are already modified by materiality, in which case, such representations and warranties shall be true and correct in all respects) on and as of the date of execution of this Agreement and on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made by Seller on, as of and with reference to such time, and Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Seller at or prior to the Closing Date.  Seller shall have delivered a certificate to Buyer at Closing attesting to these matters.
(b) No Material Adverse Effect. No Material Adverse Effect shall have occurred since the date hereof.
(c) Consents. Buyer shall have received evidence satisfactory to the Buyer, acting reasonably, of the receipt of the consents described in Schedule 2.03(b).
(d) Delivery of Closing Documents. Seller shall have delivered to Buyer each of the items specified in Section 1.06.
(e) Iroquois Transaction. Each of the closing conditions set forth in the Agreement for Purchase and Sale of Partnership Interest in Iroquois Gas Transmission System, L.P. by and between TCPL Northeast Ltd. and TransCanada Iroquois Ltd. and Buyer (the "Iroquois Agreement") shall have been fulfilled (or waived by all of the parties to the Iroquois Agreement in accordance with the terms thereof) or shall be reasonably capable of being fulfilled at the Closing (as defined in the Iroquois Agreement) in accordance with the terms of the Iroquois Agreement, and the parties to the Iroquois Agreement shall be ready, willing and able to consummate the transactions contemplated by the Iroquois Agreement.
ARTICLE VI
 SURVIVAL; INDEMNIFICATION
Section 6.01 Survival.
The representations, warranties, covenants, agreements and indemnification obligations of the Parties contained in this Agreement shall survive the Closing until eighteen (18) months from the Closing Date and shall thereafter terminate and expire on the first Business Day following the date that is eighteen (18) months from the Closing Date; provided, however, that the representations and warranties of the Parties set forth in Section 2.02 (Authorization; Validity and Effect of Transaction Agreements), Section 2.04 (Ownership and Delivery of the PNGTS Interest), Section 2.05 (No Brokers-Seller), Section 3.02 (Authorization; Validity and Effect of Transaction Agreements) and Section 3.04 (No Brokers-Buyer), (collectively, the "Fundamental Representations") (and the indemnification obligations of the Parties with respect thereto) shall survive indefinitely.  Notwithstanding anything to the contrary in the preceding sentence, (i) any claim for indemnification which shall have been asserted pursuant to Section 6.04 prior to the expiration of the survival period applicable to such claim shall survive until the final resolution of such claim in accordance with the provisions of this Article VI; and (ii) in the event that (A) a Party provides written notice to the other Party that the first Party may seek indemnification under this Article VI for a potential Loss and Expense prior to the expiration period applicable to the potential claim described in such notice, (B) such written notice describes in reasonable detail the specific factual basis for such potential Loss and Expense and (C) such first Party asserts an actual claim for indemnification pursuant to Section 6.04 within sixty (60) days of such notice, then the potential indemnification claim described in such notice shall survive until the final resolution of such claim in accordance with the provisions of this Article VI.
Section 6.02 Indemnification of Buyer.
(a) From and after the Closing Date, but subject to the limitations set forth in this Article VI, Seller shall indemnify and hold harmless Buyer and its officers, directors, employees, agents and representatives (the "Buyer Indemnified Parties") from and against any damage, loss, claim, obligation, liability, cost (including reasonable attorneys' fees and expenses), expense or deficiency (collectively, "Loss and Expense") suffered or incurred by any of the Buyer Indemnified Parties in connection with (i) the transactions contemplated in this Agreement by reason of, arising out of, or resulting from any breach of any representation, warranty, covenant or agreement of Seller contained in this Agreement, the other Transaction Agreements or any certificate or document required to be delivered by Seller to Buyer pursuant to this Agreement or any other Transaction Agreement; and (ii) all Seller Taxes.
(b) Subject to the terms and conditions of this Agreement, any Loss and Expense suffered by the Buyer Indemnified Parties for which the Buyer Indemnified Parties are to be indemnified by Seller pursuant to this Article VI or Section 7.04 shall be paid by Seller to the Buyer Indemnified Parties in U.S. Dollars.
Section 6.03 Indemnification of Seller.
(a) From and after the Closing, but subject to the limitations set forth in this Article VI, Buyer shall indemnify and hold harmless Seller and its officers, directors, employees, agents and representatives (the "Seller Indemnified Parties") from and against any Loss and Expense suffered or incurred by reason of, arising out of or resulting from any breach of any representation, warranty, covenant or agreement of Buyer contained in this Agreement or any certificate or document required to be delivered by Buyer to Seller pursuant to this Agreement.
(b) Subject to the terms and conditions of this Agreement, any Loss and Expense suffered by the Seller Indemnified Parties for which the Seller Indemnified Parties are to be indemnified by Buyer pursuant to this Section 6.03 shall be paid by Buyer to the Seller Indemnified Parties in U.S. Dollars.

Section 6.04 Indemnification Procedures.
(a) Terms.  As used herein, the term "Notifying Party" shall mean the Party entitled to indemnification hereunder; the "Indemnifying Party" shall refer to the Party obligated to indemnify the Notifying Party; and the term "Indemnified Party" shall mean the Buyer Indemnified Parties or Seller Indemnified Parties, as applicable, by reference to the Notifying Party.
(b) Claims.  An Indemnified Party that seeks indemnification under this Article VI for a Loss and Expense that does not arise out of a Third Party Claim (such claim for indemnification being referred to herein as a "Claim") shall promptly notify the Indemnifying Party of such Claim in writing.  Such notice shall be a condition precedent to any liability of the Indemnifying Party for such Claim under this Article VI, and such notice shall describe the Claim in reasonable detail and shall indicate the amount (estimated if necessary) of the Loss and Expense that has been or may be sustained by the Indemnified Party.
(c) Third Party Claims.  In the event that any of the Indemnified Parties is made or threatened to be made a defendant in or party to any action or proceeding, judicial or administrative, instituted by any third party, the liabilities for which, or the costs or expenses of which, are or would be a Loss and Expense for which the Indemnified Party is entitled to indemnification hereunder (any such third party action or proceeding being referred to herein as a "Third Party Claim"), the Notifying Party shall give the Indemnifying Party notice in writing, within ten (10) calendar days after learning of such Third Party Claim.  The failure to timely give such notice shall not affect any Indemnified Party's ability to seek reimbursement except to the extent such failure adversely affects the Indemnifying Party's ability to defend successfully a Third Party Claim or such notice is given after the expiration of the applicable survival period set forth in Section 6.01.  The Indemnifying Party shall be entitled to contest and defend such Third Party Claim; provided, that the Indemnifying Party diligently contests and defends such Third Party Claim.  Notice of the intention to contest and defend shall be given by the Indemnifying Party to the Notifying Party within ten (10) Business Days after the Notifying Party's notice of such Third Party Claim (but in all events as soon as possible prior to the date an answer or other defense to such Third Party Claim is due to be filed).  Such contest and defense shall be conducted by competent counsel employed by the Indemnifying Party and reasonably acceptable to the Notifying Party.  The Notifying Party shall be entitled at any time, at its own cost and expense (which expense shall not constitute a Loss and Expense) to participate in such contest and defense and to be represented by attorneys of its or their own choosing.  If the Notifying Party elects to participate in such defense, the Notifying Party shall cooperate with the Indemnifying Party in the conduct of such defense.  Neither the Notifying Party nor the Indemnifying Party may concede, settle or compromise any Third Party Claim without the consent of the other Party, which consent shall not be unreasonably withheld or delayed.  Subject to the preceding sentence, in the event the Indemnifying Party fails to contest and defend a Third Party Claim, the Notifying Party shall be entitled to contest and defend such Third Party Claim in such manner and on such terms as the Notifying Party may deem appropriate, and the Indemnifying Party shall be liable for the Loss and Expense of the Notifying Party in accordance with the provisions of this Article VI.

Section 6.05 Limitations.
(a) Excluded Losses and Basket.  Notwithstanding anything herein to the contrary, Seller shall have no obligation or liability to indemnify a Buyer  Indemnified Party under this Article VI: (i) with respect to any claim or series of related claims, unless in the reasonable estimate of the Notifying Party, the amount of indemnifiable Loss and Expense in respect of such claims is greater than or equal to $100,000 (a "Qualifying Claim"); and (ii) unless and until the aggregate indemnifiable Loss and Expense suffered by the applicable Buyer Indemnified Parties arising out of Qualifying Claims exceeds one percent (1%) of the Purchase Price, in which event only the Losses and Expenses in excess of such amount shall be paid in accordance with the terms of this Article VI.  The foregoing limitations shall not apply to any Loss and Expense (A) resulting from or arising out of a breach of a Fundamental Representation, or (B) relating to Seller Taxes.
(b) Multiple Indemnification.  Notwithstanding anything to the contrary herein, to the extent that an Indemnified Party has multiple rights of indemnification pursuant to this Article VI, such Indemnified Party may only, consistent with the limitations set forth herein, recover such Loss and Expense one time.
(c) Maximum Indemnification Liability of Seller.  Notwithstanding anything herein to the contrary, the maximum aggregate liability of Seller to the Buyer Indemnified Parties pursuant to Section 6.02 shall be an amount equal to fifteen percent (15%) of the Purchase Price; provided, however, that the foregoing limitation shall not apply to (i) any Loss and Expense resulting from or arising out of a breach of a Fundamental Representation, in which case the maximum aggregate liability of Seller to the applicable Buyer Indemnified Parties pursuant to Section 6.02 shall in no event exceed an amount equal to the Purchase Price or (ii) any Loss and Expense resulting from or arising out of Seller Taxes, in which case the maximum aggregate liability of Seller to the applicable Buyer Indemnified Parties shall not be limited.
(d) Adjustment for Tax Benefit and Insurance Coverage.  The Parties shall make all appropriate adjustments for net Tax benefits and insurance coverage in determining the amount of any Loss and Expense for purposes of this Article VI, the intent being that Losses and Expenses recoverable by an Indemnified Party from an Indemnifying Party shall be net of any net Tax benefits and insurance proceeds recovered by the Indemnified Party, taking into account any Tax costs (or reduction in Tax benefits) resulting from the indemnity payments and insurance proceeds.
(e) Certain Matters Affecting Indemnification.  Notwithstanding anything to the contrary set forth herein, for purposes of determining the existence of an inaccuracy and the amount of the Losses and Expenses resulting from a breach or inaccuracy of a representation, warranty, covenant or agreement of either Party, any "Material", "materiality" or "Material Adverse Effect" qualifier or words of similar import contained in such representation, warranty, covenant or agreement giving rise to the claim of indemnity hereunder shall in each case be disregarded and without effect (as if such standard or qualification were deleted from such representation, warranty, covenant or agreement).

Section 6.06 Exclusive Remedy.
The indemnification rights provided to the Parties pursuant to this Article VI, as limited by and subject to the provisions of this Article VI, shall be the Parties' sole and exclusive remedy with respect to this Agreement and the other Transaction Agreements, including with respect to any breach of any representation or warranty by, or covenant or obligation of, the other Party under this Agreement and the other Transaction Agreements, other than with respect to: (i) a breach of the covenant contained in Section 9.05; or (ii) any action or inaction by a Party that constitutes fraud.
Section 6.07 Exclusion.
Notwithstanding anything to the contrary in this Article VI, Seller shall not be obligated under this Article VI to indemnify any Buyer Indemnified Party for any Loss and Expense that directly arises out of or results directly from any event, occurrence or state of facts disclosed in the Schedules to this Agreement provided that such event, occurrence or state of facts are disclosed in sufficient detail to enable the reader thereof to reasonably determine, without further investigation, the nature of the issue and the potential consequences thereof..
Section 6.08 Purchase Price Adjustment.
For all Tax purposes, the Parties agree to treat (and will cause each of their respective Affiliates to treat) (a) any indemnification payment made under this Article VI and (b) any adjustment pursuant to Section 1.03 as an adjustment to the Purchase Price.
ARTICLE VII
 TAX MATTERS
Section 7.01 Tax Returns; Payment of Taxes.
(a) Tax Returns.  Buyer shall prepare or cause to be prepared all Tax Returns of PNGTS for all Pre-Closing Periods and Straddle Periods ("Pre-Closing Tax Returns") on a basis consistent with past practice except to the extent otherwise required by Applicable Law.  Not later than thirty (30) days prior to the due date for filing any such Tax Return, Buyer shall deliver a copy of such Tax Return, together with all supporting documentation and workpapers, to Seller for its review and reasonable comment.  Buyer will revise such Tax Return to incorporate Seller's reasonable comments, cause such Tax Return to be timely filed, and provide a copy to Seller.  Not later than five days prior to the due date for payment of Taxes with respect to any Pre-Closing Tax Return, Seller shall pay to Buyer the amount of any Seller Taxes with respect to such Tax Return.
(b) Proration of Straddle Period Taxes.  In the case of Taxes that are attributable to the PNGTS Interest and are payable with respect to any Straddle Period, the portion of any such Taxes that is attributable to the portion of the period ending on the Closing Date shall be as follows:

(i)	in the case of Income Taxes, Seller shall be liable for an amount equal to the amount that would be payable if the taxable year ended on the Closing Date; and
(ii)
in the case of Taxes other than Income Taxes, Seller shall be liable for an amount equal to the amount of such Taxes multiplied by a fraction the numerator of which is the number of calendar days in the period ending on and including the Closing Date and the denominator of which is the number of calendar days in the Straddle Period.

(c) Buyer shall not, and shall cause PNGTS not to, file an amended Tax Return for PNGTS for any period ending on or prior to the Closing Date, without the consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.
Section 7.02 Transfer Taxes.
The Parties acknowledge and agree that neither Party has identified any Transfer Taxes that would result from the transactions contemplated by this Agreement.  However, if any Transfer Taxes are owed by either Party on account of the transactions contemplated by this Agreement, they shall be borne equally by Buyer and Seller.
Section 7.03 Controversies; Cooperation.
(a) Seller, or the Seller's representative, at its sole expense, shall have the authority to represent the interests of PNGTS with respect to any inquiries, claims, assessments, audits or similar events (each, a "Tax Matter") relating to any Pre-Closing Period before the U.S. Internal Revenue Service, any other taxing authority, any other governmental agency or authority or any court and shall have the sole right to control the defense, compromise or other resolution of any Tax Matter, including responding to inquiries, filing Tax Returns and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Tax Matter; provided, however, that neither Seller nor any of its Affiliates shall enter into any settlement of or otherwise compromise any Tax Matter that adversely affects or may adversely affect the Tax liability of Buyer (or its direct or indirect owners), PNGTS or any Affiliate of the foregoing for any period ending after the Closing Date, including the portion of any Straddle Period, which begins on and ends after the Closing Date, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.  Seller or the Seller's representative shall keep Buyer fully and timely informed with respect to the commencement, status and nature of any Tax Matter and shall provide Buyer with a copy of all correspondence, notices and filings received or sent by Seller in connection with such proceedings.  Seller shall, in good faith, allow Buyer, at its sole expense, to make comments to Seller or Seller's representative regarding the conduct of or positions taken in any such proceeding and to participate in such proceeding.  Notwithstanding the above, the control and conduct of any Tax Matter that is a Third Party Claim shall be governed by Section 6.04(c).
(b) Except as otherwise provided in this Article VII, from and after the Closing, Tax Matters will be handled in accordance with the PNGTS Partnership Agreement.

(c) Buyer and Seller shall cooperate fully as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any Tax Matter.  Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such Tax Return or Tax Matter and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Seller further agrees, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on Buyer or PNGTS (including, but not limited to, with respect to the transactions contemplated hereby).
Section 7.04 Seller Taxes.
"Seller Taxes" means any and all Loss and Expense suffered or incurred by any of the Buyer Indemnified Parties with respect to any and all: (i) breaches of any covenants set forth in this Article VII; (ii) Taxes imposed on or asserted against the properties, income or operations of PNGTS or for which PNGTS may otherwise be liable, for all Pre-Closing Periods or Straddle Periods ending on the Closing Date (determined in accordance with Section 7.01(b)), in each case to the extent attributable to the PNGTS Interest; (iii) Taxes, except for Transfer Taxes which are the responsibility of Buyer pursuant to Section 7.02, imposed on PNGTS or for which PNGTS may be liable, as a result of any transaction contemplated by this Agreement; (iv) Taxes imposed on PNGTS as a result of the provisions of Treasury Regulations Section 1.1502-6 or the analogous provisions of any state, local or foreign law) or the Taxes of any other Person for which PNGTS is or has been liable as a transferee or successor, by contract or otherwise, in each case to the extent attributable to the PNGTS Interest; and (v) Income Taxes for which PNGTS is liable as a result of any election for PNGTS to be treated as other than a partnership for U.S. federal, state or local income tax purposes that is filed at any time on or prior to the Closing Date (other than any election made in accordance with the PNGTS Partnership Agreement and with the consent of Buyer), to the extent attributable to the PNGTS Interest; provided, however, that no such Tax shall constitute a Seller Tax to the extent such Tax was included as a Current Liability in the determination of Working Capital.  For the avoidance of doubt, the determination of Seller Taxes shall take into account the fact that Buyer is only acquiring an 11.81% interest in PNGTS pursuant to this Agreement.
Section 7.05 Tax Refunds.
To the extent PNGTS receives any refund of Taxes with respect to any Pre-Closing Period or Straddle Period, Buyer shall pay Seller within ten (10) Business Days 11.81% of the amount of such refund of Taxes; provided, however that no refund of Taxes shall be payable to Seller to the extent such refund was included as a Current Asset in the determination of Working Capital.  All other Tax refunds attributable to PNGTS shall be the property of PNGTS.

ARTICLE VIII
 TERMINATION
Section 8.01 Termination.
This Agreement may be terminated at any time prior to the Closing:
(a) by mutual written consent of the Parties;
(b) by either Party by written notice to the other Party if the Closing has not occurred before September 30, 2017; provided, that the right to terminate this Agreement pursuant to this Section 8.01(b) shall not be available to a Party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date; or
(c) by either Party by written notice to the other Party if there shall have been a material breach or default of any of the representations, warranties, covenants or agreements of such other Party hereunder that is not reasonably capable of cure within thirty (30) calendar days after delivery of written notification thereof by the terminating Party and which material breach or default would result in a failure to satisfy the conditions to Closing set forth in Section 5.02 or Section 5.03, as the case may be.
Section 8.02 Effect of Termination.
If this Agreement is terminated in accordance with this Article VIII, all further obligations of the Parties hereunder shall terminate.  In the event of a termination contemplated hereby by any Party pursuant to this Article VIII, the transactions contemplated hereby shall be abandoned without further action by any Party hereto, and there shall be no obligation of or liability under this Agreement to any Party hereto, or their respective shareholders, directors, officers, employees, representatives or agents, except that this Section 8.02 and Article IX shall survive termination of this Agreement.
ARTICLE IX
 MISCELLANEOUS
Section 9.01 Modification.
This Agreement may be amended or modified only by a written instrument executed by the Parties, with the consent of the Conflicts Committee.
Section 9.02 Notices.
All notices which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed given: (i) the next Business Day after being sent by Federal Express or any other recognized overnight courier service providing delivery confirmation; (ii) three (3) Business Days after mailing by certified or registered mail, with postage prepaid and with return receipt requested; or (iii) when a confirmation is received after being sent by legible facsimile transmission, addressed as follows:

If to Sellers to:	TCPL Portland Inc.
700 Louisiana Street
Suite 700
Houston, Texas 77002-2761
Attention: Corporate Secretary
Fax: (832) 320-6201

with a copy (which shall not constitute notice) to:

TransCanada PipeLines Limited
450 – 1st Street S.W.
Calgary, Alberta
Canada
T2P 5H1
Attention: Executive Vice President, Law and General Counsel
Fax: (403) 920-2411

If to Buyer to:	TC Pipelines Intermediate Limited Partnership
c/o TC PipeLines GP, Inc.
700 Louisiana Street, Suite 700
Houston, TX 77002-2873
Attention: President
Fax: (832) 320-6488

with a copy (which shall not constitute notice) to:

Gillian Hobson
Vinson & Elkins L.L.P.
1001 Fannin Street, Suite 2500
Houston, TX 77002-6760
Fax (713) 615-5794

or to such other address or addresses as any Party shall have designated by notice in writing to the other Party in accordance with this Section 9.02.
Section 9.03 Entire Agreement.
The Transaction Agreements and all the other documents executed and delivered by the Parties pursuant hereto (or as contemplated hereby), contain the entire understanding of the Parties with respect to the subject matter of this Agreement, and there are no representations, warranties, covenants or agreements other than those expressly set forth herein or therein.  This Agreement supersedes all prior agreements and understandings between the Parties with respect to the subject matter of this Agreement.

Section 9.04 Successors and Assigns.
 This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.
Section 9.05 Press Releases.
Any initial press release or releases to be issued in connection with the execution of this Agreement shall be mutually agreed upon by the Parties prior to the issuance thereof.  Buyer and Seller shall not issue, and shall cause their respective Affiliates not to issue, any other press release or make any such other public statement with regard to this Agreement prior to consultation with the other Party (but no approval thereof shall be required), except as may be required by Applicable Law or stock exchange rule.
Section 9.06 Assignment.
This Agreement, and any right or obligation hereunder may be assigned or delegated (in whole or in part) only in accordance with this Section 9.06.  Upon the prior written consent of the other Party hereto and the Conflicts Committee, a Party may assign this Agreement or a right hereunder, or delegate an obligation hereunder, to another Person.
Section 9.07 Severability.
The terms of this Agreement are fully severable, and the decision or judgment of any court of competent jurisdiction rendering void or unenforceable any one or more of such terms shall not render void or unenforceable any of the other terms hereof.
Section 9.08 Captions; Article and Section References.
The caption at the heading of each Article and Section of this Agreement is for convenience of reference only and is not to be deemed a part of the Agreement itself and will not affect the meaning or interpretation of this Agreement.  Article and section references are to the articles and sections of this Agreement unless otherwise indicated.
Section 9.09 Choice of Law.
This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
Section 9.10 Counterparts.
This Agreement may be executed and delivered in one or more counterparts, including facsimile counterparts with originals to follow, each of which shall be deemed to be part of one and the same original document.

Section 9.11 Waiver.
Any of the terms and conditions of this Agreement may be waived in writing at any time on or prior to the Closing Date by the Party entitled to the benefits thereof; provided that in the event of any waiver by the Buyer of any material right hereunder in favor of Buyer, such wavier shall also require the consent of the Conflicts Committee.  No waiver by any Party of any breach of this Agreement shall be deemed a waiver of any subsequent breach of the same or any other provision.
Section 9.12 Construction.
The Parties have participated jointly in the negotiation and drafting of this Agreement.  If an ambiguity or question of intent or interpretation arises, no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. For the purposes hereof: (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (ii) the terms "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the appendices and exhibits hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph, appendix and exhibit references are to the Articles, Sections, paragraphs, appendices and exhibits to this Agreement unless otherwise specified; (iii) the word "including" and words of similar import when used in this Agreement shall mean "including without limitation" unless the context otherwise requires or unless otherwise specified; (iv) the phrase "ordinary course of business" or "normal course" or any similar phrase shall mean "ordinary course of business consistent with past practice" unless the context requires otherwise or unless otherwise specified; (v) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified; and (vi) all monies are deemed to be in U.S. dollars unless otherwise stated.
Section 9.13 Incorporation of Exhibits, Schedules and Appendices.
Any Exhibits, Schedules, and Appendices identified in this Agreement are incorporated herein by reference and made a part hereof.
Section 9.14 No Third-Party Beneficiaries.
This Agreement shall not confer any rights or remedies upon any Person other than the Parties, the Buyer Indemnified Parties, the Seller Indemnified Parties and their respective successors and permitted assigns.
Section 9.15 Debt Service Reserve Guaranty.
Seller will not take any action to cause the Debt Service Reserve Guaranty to terminate before the earlier of (a) December 31, 2018 and (b) the date on which the guaranteed obligations that are the subject of the Debt Service Reserve Guaranty terminate in full. Buyer shall pay to Seller a fee of $80,000 with respect to providing and maintaining the Debt Service Reserve Guaranty, which fee shall be payable in full at Closing. If the guaranteed obligations that are the subject of the Debt Service Reserve Guaranty terminate in full before December 31, 2018 and the Debt Service Reserve Guaranty is terminated accordingly, Seller will repay to Buyer a pro-rata portion of such fee, proportionate to the period between such termination and December 31, 2018.

Section 9.16 No Consequential or Punitive Damages.
No Party shall be liable to any other Party or Person for any consequential, exemplary, special or punitive damages in connection with this Agreement or the other Transaction Agreements unless such damages are awarded to a third party in connection with a Third Party Claim.
Section 9.17 Time of Essence.
Time is of the essence under this Agreement.
Section 9.18 Defined Terms.
For purposes of this Agreement, the terms set forth in Appendix A hereto shall have the meanings set forth therein.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

TC PORTLAND INC.

By: /s/Jasmin Bertovic
Name: Jasmin Bertovic
Title: Vice President

By: /s/James R. Eckert
Name: James R. Eckert
Title: Vice President, Commercial East

TC PIPELINES INTERMEDIATE LIMITED PARTNERSHIP by TC PipeLines GP, Inc., its General Partner

By: /s/Janine M. Watson
Name: Janine M. Watson
Title: Vice President and General Manager

By: /s/Jon Dobson
Name: Jon Dobson
Title: Corporate Secretary

[Signature Page to Purchase Agreement]

APPENDIX A
 DEFINITIONS
As used in this Agreement, the following terms shall have the following meanings:
"Affiliate" means, with respect to any Person, any other Person that, directly or indirectly controls (including all directors and officers of such Person), is controlled by, or through one or more intermediaries, under direct or indirect common control with, such Person.  A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, Buyer and Seller shall not be considered Affiliates of one another for the purposes of this Agreement.
"Agreement" has the meaning set forth in the preamble.
"Applicable Law" means, with respect to any Person, any statute, law, regulation, ordinance, rule, judgment, rule of common law, order or decree, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, whether in effect as of the date hereof or thereafter, and in each case as amended and legally enforceable, applicable to such Person or its subsidiaries or their respective assets.
"Assignment and Assumption Agreement" means an assignment and assumption agreement to give effect to the assignment contemplated by this Agreement, in substantially the form attached as Exhibit B hereto, with any changes as may be necessary to cause such agreement or the assignment thereunder to comply with the requirements of the PNGTS Partnership Agreement or the reasonable requirements of the PNGTS management committee.
"Base Purchase Price" means fifty-five million dollars ($55,000,000) less 11.81% of all current and long term debt under the Debt Documents at Closing.
"Business" means PNGTS' business of constructing, owning and operating the PNGTS Pipeline and transporting natural gas on its system pursuant to transportation contracts with shippers.
"Business Day" means any day on which banks are generally open to conduct business in New York, New York.
"Buyer" has the meaning set forth in the preamble.
"Buyer Indemnified Parties" has the meaning set forth in Section 6.02(a).
"Claim" has the meaning set forth in Section 6.04(b).
"Closing" has the meaning set forth in Section 1.04.
"Closing Date" has the meaning set forth in Section 1.04.

"Closing Payment" means the Base Purchase Price, adjusted as follows: (x) if the Estimated Working Capital is in excess of the Reference Amount, the Base Purchase Price shall be increased by 11.81% of the amount of such excess in order to determine the Closing Payment and (y) if the Estimated Working Capital is less than the Reference Amount, the Base Purchase Price shall be decreased by 11.81% of the amount of the deficiency in order to determine the Closing Payment.
"Closing Statement" has the meaning set forth in Section 1.05(a).
"Code" means the United States Internal Revenue Code of 1986, as amended.
"Conflicts Committee" has the meaning set forth in the recitals.
"Contract" means any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument, employee benefit plan or practice, or other agreement, obligation or commitment or concession of any nature.
"Current Assets" means, as calculated under the consolidated unaudited financial statements of PNGTS, the aggregate of (i) cash, (ii) accounts receivable, (iii) accounts receivable and advances receivable from affiliated companies, (iv) plant material and operating supplies, and (v) prepayments; but excluding accrued Income Taxes and deferred Income Tax assets.
"Current Liabilities" means, as calculated under the consolidated unaudited financial statements of PNGTS, the aggregate of (i) accounts payable, (ii) payables to and advances from affiliated companies, (iii) accrued taxes other than Income Taxes, and (iv) other current and accrued liabilities due within a year, excluding accrued Income Taxes, deferred Income Tax liabilities, and the current portion of long term debt.
"Debt Documents" means the Note Purchase Agreement and all related agreements thereto, including any debt service guarantees, security agreements and collateral agency agreements.
"Debt Service Reserve Backup Guaranty" means that certain Indemnity Agreement made effective as of January 1, 2016 between TC PipeLines, LP and TransCanada PipeLines Limited.
"Debt Service Reserve Guaranty" means that certain guaranty dated April 10, 2003 made by TransCanada PipeLines Limited in favor of The Bank of New York Mellon (in its capacity as collateral agent under the Note Purchase Agreement) in respect of the obligations of PNGTS under the Debt Documents.
"Dispute" means any dispute, controversy or claim arising out or relating to this Agreement or the breach, termination or validity thereof.
"Effective Time" means 12:01 am Central Standard Time on the Closing Date.
"Estimated Working Capital" means Seller's good faith estimate of the Working Capital as of the Closing Date.

"FERC" means the Federal Energy Regulatory Commission and any successor entity thereto.
"Financial Advisor" has the meaning set forth in the recitals.
"Financial Statements" has the meaning set forth in Section 2.10.
"Fundamental Representations" has the meaning set forth in Section 6.01.
"GAAP" means U.S. generally accepted accounting principles.  All references to GAAP shall mean GAAP as in effect on the date hereof, unless otherwise specified.
"General Partner" means TC PipeLines GP, Inc., the general partner of the MLP.
"Governmental Authority" means any federal, state, county, municipal, regional or other governmental authority, agency, board, body, instrumentality, commission or political subdivision of any of the foregoing, or any court, arbitrator, tribunal, or individual having adjudicative, regulatory, judicial, quasi-judicial, administrative, or similar functions.
"HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
"Income Tax" means federal, state, local, or foreign income or franchise Taxes or other similar Taxes measured in whole or in part by income and any interest and penalties or additions thereon.
"Indemnified Party" has the meaning set forth in Section 6.04(a).
"Indemnifying Party" has the meaning set forth in Section 6.04(a).
"Independent Accounting Firm" means an independent nationally recognized accounting firm as mutually selected by Seller and Buyer.
"Iroquois Agreement" has the meaning set forth in Section 5.03(e).
"Knowledge" means the actual knowledge of James Eckert, Stephen Clark, Don Bell and Keith Nelson, after reasonable inquiry and investigation of those persons employed by Seller whom such individuals reasonably believe in good faith to be generally responsible for the information, facts, or events with respect to which such representation applies.
"Law" means any law, statute, ordinance, rule, regulation, code, order, judgment, injunction or decree enacted, issued, promulgated, enforced or entered by any Governmental Authority.
"Lien" means any lien, pledge, charge, claim, security interest, purchase agreement, option, restriction on transfer or other recorded encumbrance of any nature whatsoever, whether consensual, statutory or otherwise.
"Loss and Expense" has the meaning set forth in Section 6.02(a).

"Material" means material in relation to the Business, taken as a whole.
"Material Adverse Effect" means any circumstance, change or effect that is materially adverse to the financial condition or results of operations of PNGTS, taken as a whole, or that impedes or delays the ability of Seller to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, other than (i) any adverse circumstance, change, or effect arising from or relating to general business or economic conditions in the industries or markets in which PNGTS  operates not having a materially disproportionate effect on PNGTS as compared to other participants in such industry or market, including (A) changes in national or regional gathering, pipeline or storage facilities or (B) rules, regulations or decisions of FERC or the courts affecting the natural gas transportation industry as a whole or the natural gas storage industry as a whole, (ii) any adverse circumstance, change or effect arising from weather conditions, including unexpected or harsh weather conditions, (iii) seasonal reductions in revenues or earnings of PNGTS  in the ordinary course of business consistent with past periods, (iv) national or international political, diplomatic or military conditions (including any engagement in hostilities, whether or not pursuant to a declaration of war, or the occurrence of any military or terrorist attack) not disproportionately affecting PNGTS  as compared to other participants in the industries or markets in which PNGTS  operates, (v) changes in GAAP, (vi) changes in Applicable Laws not disproportionately affecting PNGTS as compared to other participants in the industries or markets in which PNGTS  operates, (vii) any changes in prices for commodities, goods, or services, or the availability or costs of hedges or other derivatives, including fluctuations in interest rates, (viii) any matter that is expressly disclosed in the Schedules as of the date of execution of this Agreement provided such matter is disclosed in sufficient detail to enable the reader thereof to reasonably determine, without further investigation, the nature of the issue and the potential consequences thereof, and (ix) the execution and delivery or announcement of this Agreement.
"MLP" has the meaning set forth in the recitals.
"MLP Agreement" means that certain Third Amended and Restated Agreement of Limited Partnership of the Partnership dated as of April 1, 2015, as amended.
"Note Purchase Agreement" means the note purchase agreement dated as of April 10, 2003 between PNGTS as issuer and the "Initial Noteholders" thereto.
"Notifying Party" has the meaning set forth in Section 6.04(a).
"Partnership Agreement Amendment" means, in form and substance acceptable to Buyer and Seller, acting reasonably: an amendment to the PNGTS Partnership Agreement to acknowledge the assignment of the PNGTS Interest as contemplated by this Agreement, and to make such amendments to the PNGTS Partnership Agreement as the parties to the Partnership Agreement Amendment shall see fit, in each case with effect from and after the Effective Time.
"PNGTS" has the meaning set forth in the recitals.
"PNGTS Interest" has the meaning set forth in the recitals.
"PNGTS OpCo" means PNGTS Operating Co., LLC.

"PNGTS Partnership Agreement" means that certain Amended and Restated General Partnership Agreement of PNGTS dated as of March 1, 1996, as amended.
"PNGTS Pipeline" means, collectively with all associated laterals and meter stations, a natural gas pipeline system extending between East Hereford, Maine and Dracut, Massachusetts, consisting of the PNGTS pipeline, plus any expansions or improvements undertaken, in whole or in part, by PNGTS.
"Party" has the meaning set forth in the preamble.
"Person" means a person, corporation, partnership, limited liability company, joint venture, trust, Governmental Authority or other entity or organization.
"Pre-Closing Period" means any Tax period ending on or before the Closing Date.
"Pre-Closing Tax Return" has the meaning set forth in Section 7.01(a).
"Prime Rate" means the prime interest rate reported in The Wall Street Journal.
"Purchase Price" has the meaning set out in Section 1.02.
"Qualifying Claim" has the meaning set forth in Section 6.05(a).
"Reference Amount" means two hundred and nineteen thousand, seven hundred and forty-six dollars ($219,746).
"Request" has the meaning set forth in Section 4.04.
"Securities Act" means the federal Securities Act of 1933, as amended.
"Seller" has the meaning set forth in the preamble.
"Seller Indemnified Parties" has the meaning set forth in Section 6.03(a).
"Seller Taxes" has the meaning set forth in Section 7.04.
"Straddle Period" means any Tax period beginning on or before and ending after the Closing Date.
"Tax" or "Taxes" means all income, gross receipts, profits, franchise, sales, use, ad valorem, occupation, property (including in lieu-of-taxes), capital, environmental, employment, severance, excise, workers' compensation, social security, withholding or similar taxes, unclaimed property or escheat obligations or other governmental fees or charges of a similar nature, however denominated, imposed by any federal, state, local, foreign or other political subdivision taxing authority, whether imposed directly on a person or resulting under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise, and including any interest and penalties (civil or criminal) on or additions to any such taxes or in respect of a failure to comply with any requirement relating to any Tax Return and any expenses incurred in connection with the determination, settlement or litigation of any tax liability.

"Tax Matter" has the meaning set forth in Section 7.03(a).
"Tax Return" means any return, declaration, report, claim for refund, statement, information or other document, including any schedule or attachment thereto and including amendment thereto, filed or to be filed or required to be filed or supplied to any federal, state, local or foreign Tax authority or any other Governmental Authority with respect to Taxes, including, where permitted or required, combined, consolidated, unitary or any similar returns for any group of entities.
"Third Party Claim" has the meaning set forth in Section 6.04(c).
"Transaction Agreements" means this Agreement, the Assignment and Assumption Agreement, the Partnership Agreement Amendment, and any documents or certificates to be provided pursuant hereto or thereto.
"Transfer Taxes" means any and all transfer Taxes, including sales taxes, use, excise, stock, stamp, documentary, filing, recording, permit, license, authorization, and similar Taxes fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges.
"Violation" has the meaning set forth in Section 2.03(a).
"Working Capital" means (i) Current Assets, minus (ii) Current Liabilities.  For the avoidance of doubt, Working Capital may be a negative number.
"Working Capital Adjustment Statement" means the statement provided pursuant to Section 1.03(a).
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